Exhibit 99.1

Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

Sanders Morris Harris Group Reports Loss of $58.3 Million in Fourth Quarter;

Decline in Stock Price Causes $56.5 Million Write Down of Goodwill

HOUSTON, March 12, 2009 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced a loss of $58.3 million in the fourth quarter of 2008. The loss included a non-cash goodwill impairment charge of $56.5 million, due to the decline in its stock price causing its market capitalization to fall below the net book value of its assets. The pretax earnings from its Asset/Wealth Management business in the quarter were $1.4 million, while its Capital Markets business had a loss of $2.4 million. The value of its investment portfolio declined $7.7 million. That decline was centered in its high-yield hedge fund holding.

The Company recently announced an agreement to sell 80% of its Capital Markets business (including the investment banking group) to Siwanoy Capital. It expects that transaction to close in the second quarter of 2009. At December 31, 2008, the Company had $8.6 billion of client assets. These client assets lost 25% of their value in 2008 compared to a 38% drop in the S&P 500 index. The Company noted that each of its major operating entities added net new client assets during the year and in the fourth quarter.

The Company’s goodwill, which is related to acquisitions over the last several years, is required to be evaluated for impairment on at least an annual basis under applicable accounting rules. The impairment charge reduces the book value of the Company’s goodwill to reflect the year-end price of its common stock. In the past, a reconciliation between fair market value of the reporting units and market capitalization was not deemed necessary as the Company’s market capitalization was significantly greater. However, generally accepted accounting principles require that the Company consider the current market value of its common stock when evaluating goodwill for impairment. In recent months, many other financial service companies have recorded impairment charges for the same reason. This non-cash charge has no impact on the Company’s cash balances, liquidity, or tangible net worth.

“The Company is weathering the storm well compared to our competitors. Our operating units are profitable, albeit that reduced assets under management have a leveraged impact on net income, just as increases contribute disproportionately to earnings,” said George L. Ball, Chairman of Sanders Morris Harris Group. “Increasing our ownership in the Edelman offices nationwide gives us a pathway for progress that represents, we believe, an enormous opportunity in the retail financial service industry. We think its prospects for success are extremely bright,” he added.

In addition to the $1.4 million in net earnings from its Asset/Wealth Management business, the Company recorded income of $2.2 million related to the notes receivable from Salient Partners/Endowment Advisers which were formerly part of the Asset/Wealth Management segment.

The Company’s $7.7 million decrease in the value of its portfolio included a $6.0 million reduction in the value of its investment in its SMH Capital Advisors’ high-yield fund and $1.7 million related to other holdings. Ben T. Morris, Chief Executive Officer of Sanders Morris Harris Group, said, “No firm in the financial business is immune to the effect of sweeping market declines in all sectors. Our exposure is relatively small, although the impact on earnings is still considerable.”

In the fourth quarter of 2008, the Company lost $2.07 per diluted share, primarily from the impairment charge, compared to a loss of $0.02 per diluted share in the same quarter of 2007. Revenue rose 14% to $54.6 million in the fourth quarter of 2008 from $48.0 million for the same quarter of 2007 principally due to an increase in the transaction volume at our Concept Capital prime brokerage services business.

For the year, Sanders Morris Harris Group’s net loss before income taxes was $16.6 million, represented as follows:

Earnings of operating business, excluding the sale of Salient Partners/ Endowment Advisers Interests	$4.0 million
Goodwill impairment charges	(56.5 million	)
Portfolio value decline	(14.5 million	)
Gain from the sale of Salient Partners/Endowment Advisers interests	50.4 million

Conference Call

The Company will host a conference call on Thursday, March 12th to discuss fourth quarter 2008 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (877) 261-8990 or International dial-in number (847) 619-6441 and enter pass code 23991931. It is recommended that listeners phone in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 10 days by dialing (888) 843-8996 (U.S.), (630) 652-3044 (International) and entering the pass code 23991931.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a wealth/asset management company that manages approximately $8.6 billion in client assets. Assets under management in this context include the gross value of assets managed directly or via outside managers under a limited power of attorney, assets under advisement, and assets held in custody for clients by outside clearance firms. Its corporate philosophy of investment in common aligns its interests with those of its clients. Sanders Morris Harris has over 600 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include, but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company’s services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

* * *

Selected Condensed Operating Information

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue	$54,644	$47,982	$196,330	$185,812
Expenses	117,069	43,577	244,666	165,699

Net	(62,425)	4,405	(48,336)	20,113
Equity in income (loss) of limited partnerships	(7,925)	(458)	38,631	3,840
Minority interests	115	(4,891)	(6,896)	(15,837)

Income (loss) before income taxes	(70,235)	(944)	(16,601)	8,116
(Provision) benefit for income taxes	11,897	348	(8,692)	(3,023)

Net income (loss)	$(58,338)	$(596)	$(25,293)	$5,093

Diluted earnings (loss) per common share	$(2.07)	$(0.02)	$(0.93)	$0.20

Diluted weighted average shares outstanding	28,200	25,224	27,123	25,086

	December 31,
	2008	2007
Balance sheet data:
Cash and cash equivalents	$30,224	$46,503
Other tangible net assets	116,687	81,787

Tangible net assets	$146,911	$128,290

Shareholders’ equity	$222,554	$223,178

Selected Condensed Operating Information

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue:
Asset/Wealth Management	$20,321	$30,669	$102,681	$107,252
Capital Markets:
Investment banking	3,449	3,811	12,220	23,609
Institutional brokerage	2,068	3,218	15,845	15,519
Prime brokerage services	26,358	10,211	61,658	36,583

Capital Markets Total	31,875	17,240	89,723	75,711
Corporate Support and Other	2,448	73	3,926	2,849

Total	$54,644	$47,982	$196,330	$185,812

Income (loss) before equity in income (loss) of limited partnerships, minority interests and income taxes:
Asset/Wealth Management	$3,452	$10,572	$30,079	$32,191
Capital Markets:
Investment banking	(583)	(259)	(4,246)	4,273
Institutional brokerage	(1,872)	115	(671)	1,232
Prime brokerage services	101	2	2,851	2,750

Capital Markets Total	(2,354)	(142)	(2,066)	8,255
Corporate Support and Other	(63,523)	(6,025)	(76,349)	(20,333)

Total	$(62,425)	$4,405	$(48,336)	$20,113

Equity in income (loss) of limited partnerships:
Asset/Wealth Management	$(2,200)	$2,333	$1,516	$8,479
Capital Markets:
Investment banking	—	—	—	—
Institutional brokerage	—	—	—	—
Prime brokerage services	—	—	—	—

Capital Markets Total	—	—	—	—
Corporate Support and Other	(5,725)	(2,791)	37,115	(4,639)

Total	$(7,925)	$(458)	$38,631	$3,840

Minority interests in net (income) loss of consolidated companies:
Asset/Wealth Management	$115	$(4,891)	$(6,896)	$(15,837)
Capital Markets:
Investment banking	—	—	—	—
Institutional brokerage	—	—	—	—
Prime brokerage services	—	—	—	—

Capital Markets Total	—	—	—	—
Corporate Support and Other	—	—	—	—

Total	$115	$(4,891)	$(6,896)	$(15,837)

Income (loss) before income taxes:
Asset/Wealth Management	$1,367	$8,014	$24,699	$24,833
Capital Markets:
Investment banking	(583)	(259)	(4,246)	4,273
Institutional brokerage	(1,872)	115	(671)	1,232
Prime brokerage services	101	2	2,851	2,750

Capital Markets Total	(2,354)	(142)	(2,066)	8,255
Corporate Support and Other	(69,248)	(8,816)	(39,234)	(24,972)

Total	$(70,235)	$(944)	$(16,601)	$8,116